UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant: ☑
Filed by a Party other than the Registrant: ☐
Check appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12
PREMIER EXHIBITIONS, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE
Premier Exhibitions Files Strong Rebuttal to Sellers Capital’s Letter to the SEC
and Urges Shareholders NOT to Sign any Consent Forms Received from Sellers
ATLANTA, January 7, 2009 — Premier Exhibitions, Inc. (NASDAQ: PRXI) (“Premier” or the “Company”) announced today that it has filed a detailed rebuttal to a letter sent by Sellers Capital LLC and affiliates (“Sellers” or “Sellers Capital”) to the Securities and Exchange Commission (the “SEC”) regarding the Company’s Preliminary Consent Revocation Statement. Premier shareholders are urged to read the Company’s detailed rebuttal to Sellers’ letter. Copies of the Company’s rebuttal can be obtained on the SEC’s website at the following link:
http://idea.sec.gov/Archives/edgar/data/796764/000095014409000074/g17112d2defa14a.htm or on the Company’s website at www.prxi.com.
THE BOARD OF DIRECTORS OF PREMIER HAS DETERMINED THAT THE CONSENT SOLICITATION OF SELLERS CAPITAL, PROPOSING TO FILL VACANCIES ON THE COMPANY’S BOARD WITH FOUR OF ITS HAND-PICKED NOMINEES, IS NOT IN THE BEST INTEREST OF PREMIER SHAREHOLDERS, AND URGES SHAREHOLDERS TO REJECT SELLERS PROPOSAL.
With the recent return of Mr. Geller as Premier’s CEO and President at the end of August 2008, the majority of the Board of Directors, including our independent directors, is confident that retaining current leadership is the best way to improve earnings and increase value for Premier shareholders. Unfortunately, Sellers Capital has chosen to proceed with a costly consent solicitation, which we believe, if successful, would significantly interfere with the Company’s industry relationships, which are the foundation of our Company, and the future success of the Company’s exhibitions.
Sellers Capital has not provided any type of detailed long-term operating plan for shareholders to consider, and, in our opinion, has instead focused on making a series of allegations against our CEO and issuing a number of misleading press releases designed to encourage investors to support its solicitation. In the meantime, Sellers has still not located a replacement for our CEO since they demanded his resignation over two months ago. These failures, in our opinion, together with Sellers’ misguided proposal to monetize the Company’s RMS Titanic artifacts, demonstrate a significant lack of understanding of, and experience, in the Company’s exhibition business, on the part of the dissident hedge fund and its managers, and also, and perhaps more importantly, by the other solicitation participants Sellers has nominated to sit on Premier’s Board and in the CEO’s chair while Sellers presumably continues to look for a CEO.
We believe that such turmoil in our leadership is likely to result in uncertainty and a lack of consistent strategic direction, as well as costly administrative disruption. Perhaps more crucially, we believe that such uncertainty is likely to discourage other parties from negotiating with us for the installation of exhibitions and other revenue creating transactions given the important role played by personal relationships in executing these transactions, relationships Mr. Geller has spent decades cultivating. We are concerned that the change in leadership proposed by Sellers would saddle the Company with management that has little or no experience in the exhibition industry, and that any new CEO would have a significant learning curve during which vital opportunities may be lost.
Sellers Capital, through its director-designees on the Company’s Board, Mr. Sellers and Mr. Hugh Sam, has ample opportunity to voice any concerns it may have regarding, and to positively impact, our Company’s performance. Rather than working with the full Board of Directors in a collaborative fashion to address any legitimate concerns it may have, Sellers Capital has chosen to proceed in an adversarial fashion, culminating in this costly consent solicitation to effect a change in management that we believe is not in the Company’s or our shareholders’ best interests at this critical juncture.
WE SEE SELLERS’ SOLICITATION, TOGETHER WITH ITS STATED INTENTION OF TAKING OVER SENIOR MANAGEMENT, AS PART OF AN INTEGRATED PLAN TO ADVANCE ITS OWN INTERESTS, OVER THE INTERESTS OF PREMIER’S OTHER SHAREHOLDERS, BY ACQUIRING SUBSTANTIAL INFLUENCE AND EFFECTIVE CONTROL OF PREMIER WITHOUT PROVIDING A CONTROL PREMIUM TO YOU.
Shareholders should not sign Sellers’ white consent card. If shareholders have previously signed a white consent card, they may revoke that consent. The Board of Directors will be mailing to Premier shareholders a BLUE “Revocation of Consent Card” that they should immediately sign, date and mail back. Shareholders may support their current management by signing, dating and mailing the BLUE Consent Revocation Card as soon as they receive it.
In response to Sellers’ unwarranted solicitation, Premier filed a Preliminary Consent Revocation Statement on December 29, 2008 with the SEC. The Company will promptly file and mail to shareholders a Definitive Consent Revocation Statement to shareholders, with a BLUE Consent Revocation Card, when the SEC advises us that it has completed its review of our preliminary statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S CONSENT REVOCATION STATEMENT, OUR RESPONSE TO SELLERS’ CAPITAL, AND OTHER MATERIALS FILED BY THE COMPANY WITH THE SEC RELATING TO THE CONSENT SOLICITATION, WHEN AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.
Additional Information:
D.F. King & Co., Inc. has been retained by the Company as consent revocation solicitation agent. Shareholders with questions are encouraged to call them toll-free 1-800-735-3107. Copies of Premier’s preliminary Consent Revocation Statement, Premier’s Response to Sellers’ letter to the SEC, and any other documents filed by Premier with the SEC in connection with the consent solicitation, including the Company’s definitive Consent Revocation Statement when filed, can be obtained free of charge from the SEC’s website at www.sec.gov, from Premier’s website at www.prxi.com, or from D.F. King & Co.
Premier and certain directors, executive officers and other employees may be deemed to be “participants” in the Company’s solicitation of consent revocations. Information regarding the names and respective interests of these persons in Premier, by security holdings or otherwise, is set forth in Premier’s preliminary Consent Revocation Statement (including any amendments or supplements thereto).
Forward Looking Statements:
The information contained in this news release, other than historical information, contains of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to Sellers’ unwarranted consent solicitation and other impacts of Sellers’ costly and disruptive solicitation. Although Premier believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance at the Company’s exhibitions, such as the current economic recession (including changes in consumer spending patterns), changes in governmental regulations, local conditions, events and disturbances, adverse weather conditions, pending, threatened and/or future legal proceedings and other factors could cause actual results to differ materially from Premier’s expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in the Company’s 2008 Annual Report on Form 10-K, which is available free of charge on Premier’s website at www.prxi.com.

INVESTOR RELATIONS:	MEDIA INQUIRIES:

Bud Ingalls	Katherine Morgenstern
Chief Financial Officer	Director of Public Relations
404-842-2600	404-842-2600
bingalls@prxi.com	kmorgenstern@prxi.com